EXHIBIT 3.1.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                      CENTURION COMMUNICATIONS CORPORATION

                                                             FILED BY:
                                           Centurion Communications Corporation


         The undersigned, being the sole director of Centurion Communications Corporation, a Colorado Corporation, (hereinafter the "Company") does hereby:

         That the Board of Directors of said corporation at a meeting duly convened, held on the 21st day of February, 2000, adopted a resolution to amend the original articles as follows:

         Article four is hereby amended to read as follows:

          "ARTICLE IV. The Aggregate number of shares which the corporation shall have the authority to issue is Seventy Five Million (75,000,000) shares of common stock at $0.001 par value, and Ten Million (10,000,000) shares of Serial Preferred Stock at $0.001 par value.

          A. Each share of Common Stock shall entitle the holder thereof to one vote on any matter submitted to a vote of or for consent of holders of Common Stock. Subject to the provisions of applicable law and this Article Fourth, any dividends paid or distributed on or with respect to the Common Stock of the corporation shall be paid or distributed ratably to the holders of its Common Stock. In the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and any amounts to which the holders of any Serial Preferred Stock shall be entitled, as hereinafter provided, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the corporation.

          B. Subject to the terms and provisions of this Article Fourth, the Board of Directors is authorized to provide from time to time for the issuance of shares of Serial Preferred Stock in series and to fix and determine from time to time before issuance the designation and relative rights and preferences of the shares of each series of Serial Preferred Stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

               (1)  The series designation and Authorized number of shares;

               (2) The dividend rate and the date or dates on which such dividends will be payable;


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               (3)  The amount or amounts to be  received  by the holders in the event of voluntary or involuntary dissolution or liquidation of the corporation;

               (4)  The price or prices at which shares may be redeemed, if any,
                    and   any   terms,   conditions,   limitations   upon   such
                    redemptions;

               (5) The sinking fund provisions, if any, for redemption or purchase of shares; and

               (6) The terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of Serial Preferred Stock, of the corporation.

          C. The holders of the shares of Common Stock or Serial Preferred Stock shall not be entitled to cumulative voting on any matter.

          D. Upon the amendment of this Article IV to read as hereinabove set forth, each one (1) outstanding share of common stock is forward split, reconstituted and converted into two hundred (200) shares of common stock. No fractional shares shall be issued.

         The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 9,325; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class stock outstanding and entitled to vote thereon.

                                                      /s/  Farid E. Tannous
                                                      ---------------------
                                                      President
                                                      Farid E. Tannous

State of CALIFORNIA                )
                                   ) ss
County of LOS ANGELES              )


On February 22, 2000, before me, Nancy A. Palmer "Notary Public", personally appeared Farid E. Tannous, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and by his signature on the instrument the person, or the entity upon which the person acted, executed the instrument.

Witness my hand and official seal.

                                                         (Notary Seal)

/s/  Nancy A. Palmer
--------------------------------
Notary Public in and for said County and State